SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 10, 2002

Metawave Communications Corporation
 (Exact name of Registrant as specified in its charter)

Delaware	0-24673	91-1673152
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.

10735 Willows Road NE
Redmond, WA 98052
 (Address of principal executive offices) (Zip code)

(425) 702-5600
 (Registrant's telephone number, including area code)

Item 5.  Other Events.

(a) On October 10, 2001, Metawave Communications Corporation (the “Company”) publicly disseminated a press release announcing a restructuring of its operations and the naming of a new chief executive officer. The full text of the Registrant’s press release issued in connection with the foregoing is filed as Exhibit 99.1 to this Current Report on 8-K and is incorporated herein by reference.

Item 7.  Financial Statements and Exhibits

           (c)     Exhibits.

                    99.1 Press Release dated October 10, 2002.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

METAWAVE COMMUNICATIONS CORPORATION
(Registrant)

Date: October 10, 2002	By: /s/ Larry R. Scheer

Larry R. Scheer Vice President of Finance

INDEX TO EXHIBITS

Exhibit
Number                                                                 Description

99.1 Press Release dated October 10, 2002.

FOR IMMEDIATE RELEASE

Contacts:
Loan Duong	Kacey Messer
Metawave Communications	Metawave Communications
Tel: (425) 702-6535	Tel: (425) 702-5933
loand@metawave.com	kacey.messer@metawave.com

Metawave Announces Restructuring and Appoints New CEO

Company Reduces Workforce by 30%

REDMOND, Wash. — October 10, 2002 — Metawave® Communications Corp. (NASDAQ: MTWV), the leading worldwide provider of smart antenna solutions for wireless voice and data networks, today announced a major restructuring of its operations and has named Gary Flood as its chief executive officer and as a member of its board of directors. As part of the restructuring, Bob Hunsberger has left the position of chief executive officer. Hunsberger will remain in his role as Metawave’s chairman of the board and will serve as a strategic consultant to the company. The restructuring also involved a reduction in force of approximately 30 percent of the company’s workforce.

“In view of this significant restructuring and the current market environment, we felt it was appropriate to reduce the size of our senior management team,” said Gary Flood, chief executive officer of Metawave. “Under Bob’s leadership, Metawave has become the leading supplier of smart antennas around the world. We thank him for his previous contributions, look forward to his future contributions and wish him continued success.” Flood continued, “Metawave is the leader in smart antenna products and technology and we’re making these significant changes in order to improve the company’s long term business potential.”

Following the restructuring, the management team reporting to Flood are:

  Dr. Marty Feuerstein as chief technology officer.
  Richard Henderson as senior vice president of sales.
  Randy Scheer as vice president of finance.
  Andy Merrill as vice president of manufacturing and customer operations.

Flood joined Metawave in September of 2000, following Metawave’s acquisition of Adaptive Telecom Inc. (ATI). He has most recently held the post of chief operating officer at Metawave. Prior to that he was Metawave’s chief marketing officer and vice president of business development. Flood has over 20 years of experience in the design, development, management and marketing of communications systems for commercial and government applications. Before joining Metawave, Flood was vice president of business development for ATI. He also held the position of vice president, marketing and sales for the Wireless Broadband Products group at Stanford Telecom. Flood holds a B.S. in electronic engineering from California Polytechnic State University.

ABOUT METAWAVE

Metawave® Communications Corp. is the leading worldwide provider of smart antenna solutions for wireless voice and data networks. The company’s smart antenna offerings provide wireless operators, tower owners and infrastructure manufacturers with cost-effective solutions that maximize capacity and performance, improve quality and increase efficiency of CDMA, GSM and next generation wireless networks. Metawave’s smart antenna solutions have been deployed in 14 of the top 20 markets in the US and five of the nine regions in Mexico. Founded in 1995, the company is headquartered in Redmond, Washington, with offices in California and Texas. For more information, call 1-888-METAWAVE or visit the company’s Web site at http://www.metawave.com.

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Metawave(R)is a registered trademark of Metawave Communications Corporation.

Except for the historical information presented, the matters discussed in this press release may contain forward-looking statements relating to future operating results, as well as other future events, circumstances, trends, plans and prospects and are subject to certain risks and uncertainties that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements. These are forward looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Factors which could cause results or events to differ from current expectations include, among other things: the slowdown in capital spending of the wireless network operators and tower owners who are our customers; the technological, production and market risks associated with developing and introducing new products; dependence on a limited number of customers for substantially all of our revenue; delays in installation or sale of our products or components of our products which could cause delays in payment and revenue recognition; the securities class action litigation that has been filed against us arising out of our restatement of financial results for the year 2001 and potential other related litigation; and the “going concern” opinion provided by Arthur Andersen LLP issued in connection with their audit of our financial statements filed on Form 10-K for the year ending December 31, 2001. For additional information on these and other factors which could affect Metawave’s operating and financial results, see the reports filed by Metawave with the United States Securities and Exchange Commission. Metawave disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.